UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2016

SIGNAL BAY, INC.

(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

000-12350	47-1890509
(Commission File No.)	(IRS Employer Identification No.)

62930 O.B. Riley Rd #300 Bend, OR	97703
(Address of principal executive offices)	(zip code.)

541-633-4568
(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 3.02. Unregistered Sales of Equity Securities.

(1)

On April 26, 2016, St. George Investments, LLC converted a $12,855.57 portion of the St. George Convertible note into 23,373,764 shares of common stock. The balance remaining on the St. George Convertible Note after this conversion is $0.00.

Item 7.01. Regulation FD Disclosure.

The Company has received questions about the spin out of EVIO Labs. The Company felt it was better to answer the questions through an 8-K instead emailing the individuals directly. As announced in the press release dated April 20, 2016, the Company formed EVIO Inc. d/b/a EVIO Labs to be the dedicated operating company for all analytical testing services. EVIO Labs will initially consist of the assets of CR Labs which was acquired by the Company last September, all pending Oregon acquisitions and future nationwide expansion opportunities. The company will report all activities of EVIO Labs in its consolidated financial statements. In addition, if EVIO Labs is to issue dividends in the future the Company will look to implement a dividend policy to forward at a minimum a portion of those dividends directly to the Company's shareholders.

Item 8.01. Other Events.

(1)	On April 20, 2016 the company acquired a vanity toll-free number for EVIO Labs. The toll-free number for our customers to reach us is 1-888-544-EVIO (3846).

(2)

In anticipation of the successful closure of EVIO Labs acquisitions of both Oregon Analytical Services and Kenevir Research, the companies have been working together in a collaboration to expand the services offered by each in addition to improving our customer turn-around times.

(3)

On April 19, 2016, the company began offering expanded cannabinoid potency profiling. In accordance with the Oregon Health Authority, under OAR 333-008-1190, the Company provides compliance testing services which includes potency measurements for THC, THCA, CBD and CBDA. In response to requests from our clients we are now also reporting CBC, CBG and CBN measurements. We are also working on measuring and reporting on THCV, Tetrahydrocannabivarin.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Signal Bay, Inc.

Dated: April 27, 2016	By:	/s/ William Waldrop
	Name:	William Waldrop
	Title:	CEO